                                                                   EXHIBIT 10.53

                                                                  EXECUTION COPY

                         DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement ("AGREEMENT") is entered into as of December 1, 2004, by and between Connetics Corporation, a Delaware corporation with its principal place of business located at 3290 West Bayshore Road, Palo Alto, California 94303 ("CONNETICS"), and Cardinal Health, Inc.* with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio 43017 ("CARDINAL"). Connetics and Cardinal are sometimes referred to individually in this Agreement as a "Party," and collectively as the "Parties."

                                    RECITALS

      WHEREAS, Cardinal provides distribution services for pharmaceutical companies, including but not limited to logistics and inventory management services, administrative services, and financial services; and Connetics wishes to purchase such services from Cardinal; and

      WHEREAS, Cardinal is willing to provide to Connetics and Connetics desires to obtain from Cardinal certain additional services as needed and agreed upon by both Parties; and

      WHEREAS, Connetics and Cardinal desire to enhance the visibility of inventory management of Products and assure adequate availability of supply of Products (as defined in this Agreement).

      NOW THEREFORE, in consideration of the foregoing, the mutual representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used in this Agreement, the capitalized terms listed below shall have the meanings set forth. Terms not otherwise defined shall be deemed to have the meaning most commonly ascribed to them in the pharmaceutical distribution industry.

AGGREGATE INVENTORY. "Aggregate Inventory" means, at any given time, the total amount of Products in units that (i) Cardinal has on hand at all of its storage and/or distribution facilities and (ii) Cardinal has on order from Connetics.

AVERAGE WEEKLY MOVEMENT. "Average Weekly Movement " means, at any given time, the total quantity of Products in units (sorted by NDC number) that Cardinal has sold to Providers over the immediately preceding eight (8) weeks, divided by eight (8).

COMMITMENT PERIOD. "Commitment Period" means October 1, 2004 through and including December 31, 2005, unless this Agreement is terminated earlier under the provisions of ARTICLE 4.

** Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL INFORMATION. "Confidential Information" shall have the meaning set forth in SECTION 5.2.

INVENTORY REPORTS. "Inventory Reports" shall have the meaning set forth in
SECTION 2.5.1.

NEW PRICE. "New Price" means the WAC charged by Connetics effective upon any price change Connetics institutes during the Commitment Period.

OLD PRICE. "Old Price" means the WAC charged by Connetics immediately preceding the institution of a New Price.

PRODUCTS. "Products" means all ethical pharmaceutical products that bear Connetics' label and packaging, whether currently or at any time in the future, which Connetics sells to wholesale customers in the United States. A list of Connetics' products is attached as EXHIBIT A to this Agreement for convenient reference, but no failure to update EXHIBIT A in the future shall be interpreted to mean that the Products are limited to those in the attached exhibit.

PROVIDERS. "Providers" means the purchaser(s) of Products from Cardinal in the United States.

SALES REPORTS. "Sales Reports" shall have the meaning set forth in SECTION
2.5.1.

SERVICE FEE.  "Service Fee" shall have the meaning set forth in SECTION 3.1(a).

SERVICES. "Services" shall have the meaning set forth in SECTION 2.1.

TERM. "Term" means the date first written above, through and including December 31, 2005, unless this Agreement is terminated earlier under the provisions of
Article 4.

WAC. "WAC" means wholesale acquisition cost for Products as reported by Connetics from time to time. It is understood that "WAC" is Connetics' price to wholesalers without regard to any prompt payment or other discounts, rebates, or chargebacks.

                                    ARTICLE 2
                                  THE SERVICES

      The Parties agree that Cardinal performs certain distribution and inventory management services (collectively, the "SERVICES") from which Connetics may benefit. The services include, but may not be limited to, the following:

      2.1   ADMINISTRATIVE SERVICES.

            -     Sophisticated ordering technology

            -     Daily consolidated deliveries to providers

            -     Emergency shipments to providers 24/7/365

            -     Consolidated accounts receivable management

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            -     Customer Service support

            - Adequate working inventories to meet customer needs and service levels

            - Licensed, environmentally controlled, PDMA compliant, secure facilities

      2.2   BASE DISTRIBUTION SERVICES.

            (a)   Contract and Chargeback administration

            (b)   Returns and Recall processing

      2.3   INVENTORY MANAGEMENT SERVICES.

            2.3.1 INVENTORY LEVELS. During the Term of this Agreement, Cardinal will use its best efforts to maintain an inventory level of between [**]

            2.3.2 PURCHASE LIMITS. Connetics agrees to ship all Cardinal purchase orders in full provided they are consistent with product demand. Connetics has the right to question any orders that exceed Cardinal's Average Weekly Movement and has the right to cancel any quantities for which Cardinal is not able to provide reasonable justifications and/or explanations.

            2.3.3 INVENTORY DURING THE COMMITMENT PERIOD. If Cardinal has more than [**] of any Product as of date this Agreement is signed, the Parties will agree to a timeline during which the inventory levels in all distribution centers will be transitioned to a level of between [**]. The Parties do not intend that Cardinal will attain these inventory levels by returning Product to Connetics.

      2.4 PRODUCT AVAILABILITY. Cardinal and Connetics will jointly use their best efforts to minimize Product shortages and maximize Product availability by agreeing to the following:

            (a) Cardinal will institute an automated balancing system for Products in order to optimize the use of existing inventories across the entire Cardinal network, including inventories held in Cardinal's distribution center as a broker fulfilling orders by chain warehouses.

            (b) At any time that Product is on back order or there is otherwise limited Product availability, and upon Connetics' request, Cardinal will implement more frequent order and receiving cycles to help reduce inventory requirements.

            (c) Cardinal will not speculate by buying Product beyond target inventory levels in order to take advantage of proposed or actual price increases.

**Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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      2.5   DATA / REPORTING SERVICES.

            2.5.1 Cardinal shall prepare inventory reports detailing the status of its Aggregate Inventory ("INVENTORY REPORTS") and movement of Products ("SALES REPORTS") by NDC number for the duration of this Agreement. Cardinal shall provide Connetics with Inventory Reports weekly and Sales Reports monthly. All such Inventory and Sales Reports shall be transmitted in EDI 852 and EDI 867 formats, respectively, and shall include the information that Connetics reasonably requests, including but not limited to the following:

            -     On hand inventory level by distribution center; and

            -     On order inventory level by distribution center; and

            -     Sales out by distribution center

            2.5.2 Cardinal may, due to contractual requirements, be required to block certain data in the EDI 867's that discloses Provider identity. In particular, Cardinal may block information such as Provider name and DEA number, and any other data that would identify a Provider, but only to the extent that it would identify a Provider.

            2.5.3 Within 30 days after entering into this Agreement, the Parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links, including EDI, are not available for five business days, the Parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.

      2.6 PROVIDER ORDER MONITORING. During the Term of this Agreement, Cardinal will implement processes and procedures to monitor Provider order patterns. Cardinal and Connetics will agree upon parameters that may represent speculative buy activity, and Cardinal will investigate any orders that meet those parameters, and will report the outcome to Connetics. If it is determined that a Provider is speculating, Cardinal will implement additional steps to limit Provider purchases to reasonable levels. Cardinal agrees not to sell Product to or order Product from known secondary sources or other wholesalers.

      2.7 NEW PRODUCT LAUNCH SUPPORT. Cardinal will provide guaranteed support for future Connetics new Product launches. Support will consist of the following:

            (a) stocking each distribution center with commercially appropriate quantities;

            (b) providing daily sales out reports for the first 90 days of Product launch;

            (c) providing automatic distribution to participating or targeted pharmacies on qualified products through Cardinal's "First Script Program"; and

            (d) any other mutually agreed upon Product information updates.

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      2.8   SERVICE LEVEL. Cardinal agrees to use its best commercial efforts to service orders placed by Providers for Products without any outages [**] Service level will be calculated according to Cardinal's then current, standard adjusted service level report. As of the date of this Agreement, the report referenced in this subsection is titled, "Service Level Report."

      2.9 PURCHASE REQUIREMENT. Cardinal agrees to purchase 100% of its requirements of Connetics Products directly from Connetics.

      2.10 PROCESSING OF CREDITS, ETC. Cardinal shall perform all the work associated with credits, reconciliations, and returns at no additional cost to Connetics.

                                    ARTICLE 3
                            CONSIDERATION AND PAYMENT

      3.1   SERVICE FEE PROVIDED BY CONNETICS.

            (a) In recognition of Cardinal's performance of the Services, Connetics will provide Cardinal with a fee equal to [**] for Cardinal's purchases of Connetics Products during each calendar quarter (the "SERVICE FEE"). In addition to the Service Fee, subject to the provisions of this Section, [**].

            (b) Cardinal will invoice Connetics within 15 days after the close of each calendar quarter during the Commitment Period. Connetics shall pay each invoice no later than 30 days after it receives the invoice.

            (c) It is the intention of the Parties that, over the Commitment Period, Cardinal shall receive a benefit from this Agreement equal to [**] of its total Product purchases during the Commitment Period, and that that benefit be derived from a combination of the Service Fee and the other commercial activities described in SUBSECTION 3.1(A), not including Connetics' standard [**] prompt pay discount.

                [**]

**Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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            [**]

      3.2 OFFSET BY CARDINAL. Cardinal shall have the right to offset against amounts owed to Connetics any chargebacks that Cardinal determines are permitted by contract between Connetics and the entity to whom Cardinal has sold Product. Cardinal agrees that it shall not take any deductions that are not related to such chargebacks except in accordance with this SECTION. Cardinal will notify Connetics of any planned deductions in a timely manner and will not take any deductions for up to 30 days after the date of notification to give the Parties the opportunity to meet and discuss the deductions. Cardinal will use its best efforts to resolve any disagreements regarding deductions during this 30-day period.

      3.3 RETURN CREDIT. During the Commitment Period, Connetics will credit Cardinal for returns for which Cardinal submits a return goods authorization request, at a rate equal to [**]. Cardinal will make all returns in accordance with the terms of Connetics' then-current Return Goods Policy.

      3.4 COMPENSATION PERIOD. All compensation under this Agreement shall be paid from the beginning and until the end of the Commitment Period.

                                    ARTICLE 4
                                TERM; TERMINATION

This Agreement shall remain in full force through December 31, 2005, unless terminated earlier in accordance with this ARTICLE 4. Either Connetics and/or Cardinal may terminate this Agreement upon the earlier of (a) the mutual written agreement of Connetics and Cardinal; or (b)

**Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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a breach by the other Party of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching Party; or (c) sixty (60) days' prior written notice of termination without cause by Connetics or Cardinal to the other Party; or (d) the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against Connetics or Cardinal, or the assignment of Connetics' or Cardinal's assets for the benefit of creditors.

                                    ARTICLE 5
                                  MISCELLANEOUS

      5.1 NATURE OF RELATIONSHIP. The relationship between Connetics and Cardinal is that of service buyer-seller, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the Parties. Nothing contained in this Agreement shall be construed as giving Cardinal any exclusive rights as a wholesaler of Products, whether in any territory or with respect to any class of customers for Products. Connetics reserves the right to appoint additional distribution service suppliers and to sell directly to customers, including without limitation, the U.S. Government (including any agencies, departments or services thereof), qualifying tax-supported and non-profit institutions, mail service and other retail providers, and such other accounts as Connetics deems appropriate.

      5.2   CONFIDENTIALITY.

            5.2.1 PROTECTION OF CONFIDENTIAL INFORMATION. During the Term of this Agreement, each Party, its respective agents, employees and representatives (collectively, the "RECEIVING PARTY") may receive or have access to confidential materials and information of the other Party (the "DISCLOSING PARTY"). All such materials and information (including, but not limited to the terms of this Agreement, Product information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to as "CONFIDENTIAL INFORMATION" and constitute the property of the disclosing party. During the Term of this Agreement and for a period of one (1) year thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party's prior written consent, excepting (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party's performance of this Agreement, (b) disclosures that are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations.

            5.2.2 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement (for any reason) each Party will promptly: (a) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (b) certify to the other

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Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

      5.3. ASSIGNMENT AND DELEGATION. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without such consent to an Affiliate. For purposes of this SECTION 5.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Cardinal or Connetics as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

      5.4 GOVERNING LAW. This Agreement shall be interpreted in accordance with, and governed by, the laws of the [**] without regard to any conflicts of laws' rules.

      5.5 SEVERABILITY; WAIVER. If a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, or unenforceable, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken;
(b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect. No term or condition of this Agreement is considered waived unless reduced to writing and duly executed by an officer of the waiving Party, and any waiver by any Party of a breach of any term or condition of this Agreement is not considered as a waiver of any subsequent breach of the same or any other term or condition.

      5.6 STATUTE OF FRAUDS. All EDI transmissions made pursuant to this Agreement shall be deemed to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the State of the Ohio Uniform Commercial Code.

      5.7 FORCE MAJEURE. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other Party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a Party's reasonable control, including, but not limited to, acts of God, acts of the other Party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either Party is affected by a force majeure event, such Party shall, within 10 days of its occurrence, give notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing Party shall use its best efforts to remedy its inability to perform.

      5.8 NOTICES. All notices to either Party (each a "NOTICE") shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier

**Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other
Party):

If to Cardinal, to:

                  Cardinal Health, Inc
                  7000 Cardinal Place
                  Dublin, Ohio 43017
                  Attention: Mr. Sid Geller
                  Facsimile No.: ______________

If to Connetics, to:
                  Connetics Corporation
                  3290 West Bayshore Road
                  Palo Alto, California  94303
                  Attention: Chief Commercial Officer
                  Facsimile No.: 1-650-856-2817

      5.9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties and supersedes all prior contracts, agreements and understandings between the Parties whether written or oral with regard to the subject matter of this Agreement. This Agreement may not be amended except in writing signed by authorized representatives of the Parties. For avoidance of doubt, this Agreement is not intended to affect in any way the Distribution Agreement between Connetics and Cardinal Health 105, Inc., f/k/a CORD Logistics, Inc., dated January 1, 2001, as subsequently amended.

                    REMAINDER OF PAGE IS INTENTIONALLY BLANK

                             SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day first written above.

CONNETICS CORPORATION                            CARDINAL HEALTH, INC.

By: /s/ John L. Higgins                          By: /s/ Jim Scott
    -------------------------------                  -----------------------
      John L. Higgins                            Name: Jim Scott
      Exec. VP, Finance and Corporate            Title: SVP. Purchasing
      Development and CFO

EDI Contact Person:                              EDI Contact Person:
Name: Ms. Janelle Vierra                         Name: Ms. Lyn Pettit
E-mail: jvierra@connetics.com                    E-Mail: Lyn.Pettit@cardinal.com
Phone: 650-843-2800                              Phone: 614-757-7480
                                                 Departmental Email:
                                                 vendoredi@cardinal.com

-----------------
* The term "Cardinal Health" shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc., a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc., an Indiana corporation (Indianapolis, Indiana); Cardinal Health 104, LP f/k/a Service Supplier Distribution, L.P., an Ohio limited partnership (Dublin, Ohio); Cardinal Health 107, Inc., formerly known as National Pharmpak Services, Inc., an Ohio corporation; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI.

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                                    EXHIBIT A
                                    PRODUCTS

            PRODUCT                       SKU                        NDC NUMBER
            -------                       ---                        ----------
Luxiq                                    150g                       63032-021-01
Luxiq                                    100g                       63032-021-00
Luxiq                                    50g                        63032-021-50
OLUX                                     100g                       63032-031-00
OLUX                                     50g                        63032-031-50
Soriatane                                25mg                       63032-091-25
Soriatane                                10mg                       63032-090-25
Evoclin (clindamycin foam)               100g                       63032-051-00
Evoclin (clindamycin foam)               50g                        63032-051-50
ketoconazole foam                        TBD                        TBD
Velac gel                                TBD                        TBD